STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

May 7, 2019

Job Number: C20190502-2415
Reference Number: 00011317566-70
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
00011252336-13	Certificate of Designation	1 Pages/1 Copies

Respectfully,

Barbara K. Cegavske
Secretary of State

Certified By: Paul Reyes
Certificate Number: C20190502-2415

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

150103

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	00011252336-13
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/27/2019 11:15 AM
	Entity Number C9711-2004

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Eagle Oil Holding Company Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The corporation shall authorize a million Preferred shares designated as Convertible Series B Preferred Stock with a par value of $0.001that shall be convertible into common stock at a ratio of 1,000,000 common shares for each single Convertible Series B Preferred stock with this ratio never to be adjusted. This class of preferred shares shall not be subject to any dilution nor any adverse effects as a result of any reverse splits. Further, these shares shall have voting rights valued as if converted at the above ratio. Holders that are non-directors can only convert their preferred shares into common shares so that their beneficial ownership never exceeds 9.9% of the current issued and outstanding share count.

These preferred shares held by any holder under 5% of the total issued and outstanding will be redeemable at the discretions
of the company for the sum of $100,000 per holder.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X M Cammarata

Signature of Officer